EXHIBIT 99.1

Press Contact: David Rainey Debt Resolve, Inc. drainey@debtresolve.com (914) 949-5500

PRESS RELEASE

DEBT RESOLVE’S CEO KENNETH MONTGOMERY TO JOIN THE BOARD OF DIRECTORS.
DEBT RESOLVE ELECTS NOT TO APPEAL THE AMEX DECISION TO DELIST ITS STOCK FROM THE AMERICAN STOCK EXCHANGE.
DEBT RESOLVE TO TRADE ON THE OTC BULLETIN BOARD

White Plains, New York (September 26, 2008) – Debt Resolve, Inc. (“Debt Resolve”) (AMEX: DRV) announced that it has decided not to appeal an American Stock Exchange Panel decision, effective September 22, that upheld the Panel’s determination that Debt Resolve is below the standards set forth in Section 1003 (a)(iv) of The Amex Company Guide for continued listing and to suspend trading of the Company’s common stock.  Debt Resolve has advised the Amex that it will not appeal, which will allow its securities to be removed from listing and registration on the Amex.  Application has been made to trade Debt Resolve stock on the OTC Bulletin Board.  In the interim, Debt Resolve’s stock may trade on the Pink Sheets.

Debt Resolve also announced that Lawrence Dwyer and Michael Carey have resigned as Directors, and that Kenneth Montgomery has agreed to join the Board to fill a vacancy.  The Company will seek shareholder approval for an additional Board member.

Ken Montgomery stated, "We decided that it was in the best interest of our shareholders not to incur the expense and time of further appeals from the Amex Panel determination. I am excited about the future of Debt Resolve and becoming an active Board member.  We intend to continue to grow the Company.  At this time of increased debts and collection costs, Debt Resolve is perfectly situated to take advantage of current market conditions here and abroad."

Debt Resolve further announced the need to reschedule the conference for Debt Resolve’s new consumer product, “iSettleNow.com.”  Mr. Montgomery stated, “We have received overwhelming responses from creditors and interested parties for our new offering, and have decided to host our conference on a different date and at a larger location to accommodate the many companies who wish to attend.

About Debt Resolve, Inc.
Debt Resolve provides lenders, collection agencies, debt buyers and collection law firms with a patent-based online bidding system for the resolution and settlement of consumer debt and a collections and skip tracing solution that is effective at every stage of collection and recovery.  The stock of Debt Resolve is traded on over-the-counter electronic exchanges.  Debt Resolve is headquartered in White Plains, New York.  For more information, please visit the website at www.debtresolve.com.